Exhibit 4.40

English Translation

Zhou Yu

and

Ye Yuan

and

Reshuffle Technology (Shanghai) Co., Ltd.

Loan Agreement

December 1, 2011

LOAN AGREEMENT

THIS LOAN AGREEMENT (hereinafter, “this Agreement”) is entered into in Shanghai as of December 1, 2011 by and among the following Parties:

1.                                       Zhou Yu, a PRC citizen (identity card number: 370203197209032018)

2.                                       Ye Yuan, a PRC citizen (identity card number: 210102197303121811)

(Zhou Yu and Ye Yuan are hereinafter collectively referred to as the “Borrowers”.)

3.                                       Reshuffle Technology (Shanghai) Co., Ltd., a wholly foreign-owned enterprise duly organized and validly existing under the PRC laws, having its legal address at Room 22301-1007, Building 14, Pudong Software Park, No.498 Guoshoujing Road, Zhangjiang High-tech Park, Shanghai, hereinafter referred to as the “Lender”

(In this Agreement, the aforesaid parties are hereinafter referred to individually as a “Party” and collectively as the “Parties”.)

WHEREAS,

1.                                       Beijing Tixian Digital Technology Co., Ltd. (hereinafter, the “Company”) is a limited liability company proposed to be established in accordance with the PRC laws and its registered address as proposed is at Room 9960, 3# Building, No.3 Xijing Road, Badachu Hi-tech Park, Shijingshan District, Beijing. The Borrowers are the shareholder of the proposed Company.

2.                                       The Lender agrees to provide the Borrowers with a loan to be used by the Borrowers to invest in the proposed Company in the form of registered capital, and following the establishment of the Company, the Lender, the Borrowers and the Company will enter into a series of related control agreements.

3.                                       In order to define the rights and obligations of the Borrowers and the Lender under relevant loan arrangements, the Parties hereby agree as follows:

Article 1 Definitions

1.1                                 In this Agreement:

“Debt” means the amount of loan which has not been repaid.

“Effective Date” means the date on which this Agreement is duly executed by the Parties hereto.

“Loan” means the loan in Renminbi provided by the Lender to the Borrowers.

“PRC” means the People’s Republic of China, for the purpose of this Agreement, excluding Hong Kong, Macao and Taiwan.

“Repayment Notice” has the meaning as provided in Article 5.1.

“Repayment Application” has the meaning as provided in Article 5.2.

“Rights” has the meaning as provided in Article 10.5.

1.2                                 Any term referred to herein shall have the following meanings:

“Article” shall, unless the context otherwise requires, be construed as a reference to a clause of this Agreement.

“Tax” shall be construed so as to include any tax, levy, impost or other charge of a similar nature (including, without limitation, any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).

The “Lender” and the “Borrowers” shall be construed so as to include their successors and assignees as permitted by the Parties based on their respective interests.

1.3                                 Unless the context otherwise requires, any reference herein to this Agreement or any other agreement or document shall be construed as including any amendments, variations, substitutions or supplements as are already made or may be from time to time made to this Agreement or such other agreement or document, as the case may be.

1.4                                 The headings are for reference only.

1.5                                 Unless the context otherwise requires, the words importing the plural shall include the singular and vice versa.

Article 2 Amount and Interest Rate of Loan

2.1                                 Subject to the terms and conditions herein, the Lender agrees to provide the Borrowers with a loan with the total principal not exceeding Renminbi one million (RMB1,000,000), including a loan to Zhou Yu with the total principal not exceeding Renminbi nine hundred and fifty thousand (RMB950,000) and a loan to Ye Yuan with the total principal not exceeding Renminbi fifty thousand Renminbi (RMB50,000).

2.2                                 The interest rate of the Loan hereunder is null, i.e., no interest is accrued thereupon.

Article 3 Use and Term of Loan

3.1                                 The term of the Loan hereunder shall be five (5) years, counted from the Effective Date.

3.2                                 The Borrowers shall only use the whole loan provided by the Lender under this Agreement to make capital contributions to the Company as its registered capital. Without the Lender’s prior written consent, the Borrowers shall not use any loan for any purpose other than as specified herein.

3.3                                 The Borrowers shall sign an equity interest pledge agreement with the Lender, by which the Borrowers will pledge all its equity interest held in the Company to the Lender. The Parties will, pursuant to the provisions, handle the equity pledge registration procedures with the administration of industry and commerce in the place where the Company is domiciled (“Equity Interest Pledge”).

3.4                                 Subject to the conditions under Article 3.5 and Article 3.6, the loan term under this Agreement will be automatically renewed for five (5) years (“Renewal Period”) upon expiration. If, within the Renewal Period, (i) the Lender’s operational duration (including extensions made thereto from time to time) expires or (ii) the Company’s operational duration (including extensions made thereto from time to time) expires, the renewed loan term under this Agreement shall expire on the earlier of the occurrence dates of the foregoing. The automatic renewal provision under this Article will automatically apply when the Renewal Period hereunder expires.

3.5                                 As the precondition for renewal of the loan term, the Borrowers agree to, within the Renewal Period, continue to pledge all its equity interest in the Company to the Lender as the guarantee for its loan hereunder.

3.6                                 The Parties further agree to, within three (3) months prior to the expiry of the loan term hereunder, execute all such written documents and take all such actions as may be necessary to effectuate the Renewal Period and complete the change registration procedures concerning the Equity Interest Pledge so as to guarantee the performance by the Borrowers of this Agreement after renewal.

Article 4 Granting of the Loan

4.1                                 The granting of the Loan hereunder by the Lender to the Borrowers is subject to the following conditions

(1)                                  The Borrowers have furnished to the Lender the duly executed and complete company establishment documents that set forth information relating to the establishment and registered capital of the Company and indicate the amount of the proposed capital contribution to the Company’s registered capital, the Borrowers proposing to make its capital contribution, etc;

(2)                                  The relevant Borrowers has given the Lender a written notice on applying for a Loan of the corresponding amount pursuant to the contents of the company establishment documents as set forth in Article 4.1(1) hereof.

4.2                                 Subject to the fulfillment of the conditions as set forth in Article 4.1 hereof, the Lender shall, within ten (10) working days of receiving all the documents listed in Article 4.1, decide the amount of the Loan to be granted to the Borrowers and notify the Borrowers in writing.

4.3                                 Within sixty (60) working days of receiving any Loan furnished by the Lender hereunder, the Borrowers shall complete the actual contribution of such Loan to the registered capital of the Company and cause the Company to complete the approval and registration procedures required by the PRC laws.

Article 5 Repayment

5.1                                 The Lender may, at its absolute discretion, deliver a repayment notice (hereinafter, the “Repayment Notice”) thirty (30) days in advance to the Borrowers at any time, demanding the Borrowers (either or both) to repay the Debt in full or in part.

When the Lender demands any Borrowers to repay the Loan pursuant to the preceding paragraph, the Lender shall purchase or designate a third party to purchase the equity interest of such Borrowers in the Company corresponding to such Debt in the Company’s registered capital at the equity transfer price being equal to the Debt demanded for repayment.

5.2                                 Any Borrowers may at any time serve a repayment application (hereinafter, the “Repayment Application”) thirty (30) days in advance to the Lender, applying for repayment of the Debt in full or in part.

In this case, the Lender shall be entitled to purchase or designate a third party to purchase the equity interest of such Borrowers in the Company corresponding to such Debt in the Company’s registered capital at the equity transfer price being equal to the Debt to be repaid.

5.3                                 When the Borrowers repay the Debt pursuant to the foregoing provisions of this Article 5, the Parties shall complete the equity transfer as set forth under Article 5.1 or Article 5.2 hereof, to ensure that when the Debt is repaid, the Lender or the third party designated by the Lender shall have lawfully acquired the corresponding equity interest in the Company pursuant to

Article 5.1 or Article 5.2.

Article 6 Taxes

All Taxes that may incur in connection with the Loan shall be borne by the Lender.

Article 7 Confidentiality

7.1                                 Regardless of the termination of this Agreement, the Borrowers shall be obliged to keep in confidence the following information (hereinafter collectively the “Confidential Information”): (i) the execution, performance and contents of this Agreement; and (ii) the business secret, proprietary information and customer information of the Lender known to or received by the Borrowers in connection with their execution and performance of this Agreement. The Borrowers are only entitled to use such Confidential Information for the performance of their obligations hereunder. The Borrowers shall not disclose the above Confidential Information to any third party without the written permission of the Lender; otherwise it shall bear the default liability and be liable to indemnify the losses of the Lender.

7.2                                 Upon termination of this Agreement, the Borrowers shall, upon request by the Lender, return, destroy or otherwise dispose of all the documents, materials or software containing Confidential Information and cease to use such Confidential Information.

7.3                                 Notwithstanding any other provisions herein, the validity of this Article 7 shall survive the suspension or termination of this Agreement.

Article 8 Notices

8.1                                 Any notice, request, demand and other correspondence required by or made in accordance with this Agreement shall be in writing and delivered to the relevant Party.

8.2                                 Any of the aforementioned notices or other correspondence shall be deemed to have been given upon delivery when it is transmitted by facsimile or upon handover to the receiver when it is delivered in person, or on the fifth (5) day after posting when it is delivered by mail.

Article 9 Defaulting Liabilities

9.1                                 The Borrowers undertake to hold the Lender harmless and indemnify the Lender against any actions, charges, claims, costs, damages, demands, expenses, liabilities, losses and proceedings which the Lender may suffer or be subject to as a result of any default by the Borrowers of its obligations hereunder.

9.2                                 Notwithstanding any other provisions herein, the validity of this Article shall survive the suspension or termination of this Agreement.

Article 10 Miscellaneous

10.1                           This Agreement is made in Chinese in three (3) originals with each Party hereto holding one (1) original.

10.2                           The execution, effectiveness, performance, amendment, interpretation and termination of this Agreement shall be governed by PRC laws.

10.3                           Any dispute arising hereunder and in connection herewith shall be settled through consultations between the Parties, and if no agreement regarding such dispute can be reached within thirty (30) days upon its occurrence, such dispute shall be submitted to the Shanghai Sub-commission of China International Economic and Trade Arbitration Commission for arbitration in Shanghai in accordance with the arbitration rules thereof, and the arbitration award shall be final and binding on both Parties.

10.4                           Any rights, powers and remedies granted to the Parties by any provisions herein shall not preclude any other rights, powers and remedies available to such Party in accordance with the laws and other provisions under this Agreement, and the exercise of its rights, powers and remedies by a Party shall not preclude its exercise of its other rights, powers and remedies.

10.5                           No failure or delay by a Party to exercise any of its rights, powers and remedies hereunder or under the laws (hereinafter, the “Rights”) shall be construed as its waiver of such Rights, and the waiver of any single or partial Rights shall not preclude its exercise of such Rights in any other way and its exercise of other Rights.

10.6                           The headings herein contained are for reference only, and in no circumstances shall such headings be used for or affect the interpretation of the provisions hereof.

10.7                           Each provision contained herein shall be severable from and independent of other provisions, and if at any time one or more provisions herein are held to be invalid, illegal or unenforceable, the validity, legality and enforceability of other provisions herein shall not be affected as a result thereof.

10.8                           Any amendments or supplements to this Agreement shall be made in writing and shall become effective upon due execution by the Parties hereto.

10.9                           The Borrowers shall not assign any of their rights and/or obligations hereunder to any third party without the prior written consent from the Lender, and the Lender is entitled to assign any of its rights and/or obligations hereunder to any of its designated third parties upon notice to the Borrowers.

10.10                     This Agreement shall be binding on the legal successors of the Parties.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

(Signature page)

IN WITNESS WHEREOF, the Parties have caused this Loan Agreement to be executed as of the date and in the place first set forth above.

Zhou Yu

Signature:	/s/ Zhou Yu

Ye Yuan

Signature:	/s/ Ye Yuan

Reshuffle Technology (Shanghai) Co., Ltd.
(Company Seal)

[Seal: Reshuffle Technology (Shanghai) Co., Ltd. ]

By:	/s/ Wei Wang
Name: Wei Wang
Position: authorized representative